As filed with the Securities and Exchange Commission on September 14, 2011

Registration No. 333-124898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

86-0876964

(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600

Houston, Texas 77002

(832) 204-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David D. Powell

Vice President

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

(832) 204-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Thomas P. Giblin, Jr.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Petrohawk Energy Corporation, a Delaware corporation (the “Company”), on Form S-3 (Registration No. 333-124898), filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2005, as amended by Amendment No. 1 thereto, filed with the SEC on June 23, 2005, and Amendment No. 2 thereto, filed with the SEC on July 14, 2005 (the “Registration Statement”), which registered the offering of 1,830,000 shares of common stock, par value $0.001 per share (“Shares”).

On August 25, 2011, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2011 (the “Merger Agreement”), by and among BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (“BHP Billiton Limited”), BHP Billiton Petroleum (North America) Inc., a Delaware corporation, North America Holdings II Inc., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned indirect subsidiary of BHP Billiton Limited (the “Merger”). As a result of the Merger, the Company has terminated the offering of its Shares pursuant to this Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any Shares which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all Shares of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on this 14th day of September 2011.

PETROHAWK ENERGY CORPORATION

By:	/s/ David D. Powell
David D. Powell
Vice President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title

/s/ J. Michael Yeager	September 14, 2011	Director and Chief Executive Officer (principal executive officer)
J. Michael Yeager

/s/ David D. Powell	September 14, 2011	Director and Vice President (principal financial officer and principal accounting officer)
David D. Powell

/s/ James W. Christmas	September 14, 2011	Director
James W. Christmas

/s/ David J. Nelson	September 14, 2011	Director
David J. Nelson

/s/ Jeffrey L. Sahlberg	September 14, 2011	Director
Jeffrey L. Sahlberg

/s/ Nigel H. Smith	September 14, 2011	Director
Nigel H. Smith